UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

    On March 29, 2012, Higher One, Inc. (“Higher One”) entered into a Deposit Processing Services Agreement (the “Agreement”) with Cole Taylor Bank, an Illinois chartered bank and Federal Reserve Member (“Cole Taylor”), for Federal Deposit Insurance Corporation-insured depository services.

    Under the terms of the Agreement, Cole Taylor will be the depository financial institution for a portion of Higher One’s customer accounts.  Higher One will continue to provide processing and other administrative services at its cost, including customer services, and will maintain responsibility for the technology-related aspects of the deposit accounts (“OneAccounts”).

    Cole Taylor’s compensation will be derived from investment returns earned on OneAccount deposits.  During the first two years of the Agreement, Higher One will earn a monthly processing fee based on the number of positive balance OneAccounts maintained at Cole Taylor, subject to Higher One maintaining a minimum number of positive balance OneAccounts and with a maximum monthly payment cap.  After the second year of the Agreement, the monthly processing fee is subject to an adjustment to be mutually agreed upon by the parties. In addition to the monthly processing fee, Higher One will retain all revenue generated by or from the OneAccounts and Higher One’s ATMs including, but not limited to, all account and interchange fees.

    The initial term of the Agreement is five years and will thereafter automatically renew for additional three-year terms unless either party gives written of notice of non-renewal 180-days prior to the term’s expiration.  Either party may terminate the Agreement, subject to customary notice periods and conditions for termination.   Upon termination of the Agreement, Cole Taylor is obligated to transfer the OneAccount deposits to another institution that Higher One designates.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2012

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Mark Volchek
Chief Financial Officer